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                                                                   Exhibit 10.20


                              CONSULTING AGREEMENT


      THIS CONSULTING AGREEMENT dated as of October 8, 2002 by and between Martin Wallace (hereinafter referred to as "Consultant"), having an office at 351 E. 84th Street, Suite 29c , New York, NY 10028 and Vital Living, Inc., 5080
N. 40th Street, Suite 105 Phoenix, Arizona 85018 (the "Company").

      The Company is engaged, inter alia, in the formulation and marketing of condition specific supplements formulated by physicians for distribution through physicians, as an integral part of patient treatment protocols. The Consultant is engaged in the marketing of nutraceuticals to physician preferred provider organizations, health plans, medical groups, and other medical service entities (collectively, "Medical Service Providers" or "MSP").

      The Company wishes to retain the services of the Consultant to market the Company's nutraceutical product for cardiovascular patients marketed under the name Essentum (TM) (the "Product") to various MSPs for the purposes of entering into Conforming Contracts (as defined below) with the Company pursuant to which such MSP will promote, and recommend the Company's products to its members (the foregoing being described herein as "Services"), and Consultant has agreed to provide the Services to the Company, pursuant to the terms hereof;

      NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained, the parties hereto agree as follows:

1. ENGAGEMENT.

      (a) Company hereby engages Consultant to provide the non-exclusive Services pursuant to the terms and conditions hereof. Consultant shall be obligated to follow only the direction and supervision of Company's senior executives (presently Brad Edson, Ken Lind and Stuart Benson).

      (b) Consultant shall provide, on a monthly basis, written reports as to the Services rendered hereunder, and shall respond verbally at the request of the Company to any inquiries made by the Company in that regard.

2. COMPENSATION.

      (a) In exchange for the full, prompt and satisfactory performance of the Services, but expressly coordinated on the execution of a Conforming Contract (as defined below), Company shall pay the Consultant a monthly retainer fee of $7,500.00 (the "Monthly Retainer"), inclusive of any expenses incurred by Consultant. The Monthly Retainer shall be paid on the date the first Conforming Contract (as such term is defined below) is entered into by the Company (such date being the "Initial Payment Date") and shall continue until the Termination Date.
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      (b) In addition to the Monthly Retainer, the Company shall pay a commission to Consultant equal to the "Excess Price" for each unit of the Product sold by Consultant. "Excess Price" shall mean the amount received by the Company, net of returns (which may be estimated by the Company), in excess of a $22.00 per Unit price, plus shipping and handling costs (not to exceed $6.00 per Unit), (the then effective Unit cost, plus such other costs, being referred to as the "Wholesale Price"). The Company may adjust the Wholesale Price, at any time, or from time to time, upon 30 days notice to Consultant; provided however, the Wholesale Price cannot be adjusted by the Company for the first 180 days following the date of the first Conforming Contract.

      (c) When the Board of Directors next meets to award nonqualified stock options, Consultant's name will be submitted by management of the Company to receive nonqualified stock options (the "Options") to acquire up to 500,000 shares of the Company's common stock at an exercise price equal to $2.00. The terms of any option grant are subject to board approval and a formal written option agreement; it being acknowledged and agreed that such Options shall vest at a rate equal to 2 times the number of Units of paid in full orders for the Product from "Conforming Contracts" (as such term is defined below) during the first twelve months of this Agreement. For purposes of this Agreement, a Conforming Contract is contract with a MSP which (i) agrees to actively endorse , and promote the Products and who contractually agrees that the Products will be the exclusive products endorsed and promoted by them relative to the particular disease for which it is intended, (ii) agrees to advertise the Product and logo in selected printed materials, and which will display the Company's Product in its offices, and (iii) has a term of no less than one year. All agreements will be negotiated and executed by the Company, and Consultant shall have no authority to execute any such agreements on behalf of the Company. For the avoidance of doubt, Consultant shall not act as an agent for Company and shall not hold itself out to third parties as if it had apparent or actual authority to, among other things, contractually bind the Company, incur liabilities on Company's behalf, or enter into any other type of written or oral commitment by or on behalf of the Company

      (d) Notwithstanding anything in this agreement to the contrary, Consultant may not solicit any MSP without the prior written approval of the Company and Consultant shall be entitled to the fees and options described in this Section 2 with respect to all sales of the Product to any MSP introduced by Consultant for the term of this Agreement and one year after this Agreement is terminated for any reason other than upon material breach by the Consultant.

      3. TERM AND TERMINATION. This agreement shall commence on the date first above written and may be terminated, whether the Initial Payment Date has occurred, in the following manner in the specified circumstances:

      (a) By the Company at any time after three months from the date hereof if no Conforming Contracts have been entered into.

      (b) By the Company, upon any material breach by the Consultant of the provisions of this Agreement; provided, however, the Consultant shall receive written notice of the foregoing and shall have 5 days in which to cure such breach or conduct, if curable.

      (c) By mutual agreement of the parties.

      (d) The parties agree that any termination of this Agreement will not release nor discharge the parties from their obligations as specified in Sections 2, 4, 5, 6, 7, and 8 of this Agreement.

      Unless otherwise extended in writing by the Company, and unless previously terminated pursuant to the provisions set forth above, this agreement shall automatically terminate one year after the Initial Payment Date (the "Termination Date").

4. NONSOLICITATION OF COMPETITOR. During the period of this Agreement and for an equal period of time following the expiration of this Agreement for any reason whatsoever), Consultant shall not, directly or indirectly, alone or as a partner, officer, director, employee, consultant, independent contractor, agent or stockholder of any entity, consult with any direct competitor of Company as it relates to the Product.

5. NONSOLICITATION/NON-HIRE OF EMPLOYEES. During the period of this Agreement and for a period of twelve (12) months after its termination (for any reason whatsoever), Consultant shall not, directly or indirectly: (a) employ; (b) knowingly permit any company or business organization which is directly or indirectly controlled by Consultant to employ; (c) recruit or attempt to recruit, solicit or attempt to solicit, attempt to hire, interfere with or endeavor to entice away; or (d) assist any entity, company or business organization to recruit or attempt to recruit, solicit or attempt to solicit, attempt to hire, interfere with or endeavor to entice away any person who is at the time employed by Company.

6. NONDISCLOSURE OBLIGATION.

      (a) The Consultant acknowledges that the Company and its affiliates have, prior to the date hereof, disclosed and may, following the date hereof, disclose to the Consultant certain highly confidential information, trade secrets and other proprietary information relating to the business of the Company and its affiliates. During the Term and for a period of one year thereafter, the Consultant covenants and agrees that it will not use or disclose to any other person, except Consultant's employees and its affiliates, without the Company's prior written approval, any confidential business information, trade secrets or other proprietary information of the Company obtained or learned by the Consultant during or prior to the Term. The Consultant shall take reasonable steps necessary to ensure that its employees, agents, affiliates and contractors do not discuss, divulge or utilize any confidential information communicated to or acquired by them. All copies of all documents prepared by or made available to the Consultant during the Term shall be delivered to the Company upon termination of this Consulting Agreement or at the Company's request, at any other time

      (b) Confidential information includes, but is not limited to, research and development activities, product designs, prototypes and technical specifications, show how and know how,
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marketing plans and strategies, pricing and costing policies, customer and suppliers lists and accounts, nonpublic financial information, systems, processes, software programs, works of authorship, inventions, projects, plans and proposals. Confidential information shall not include any information which is publicly known, was known to Consultant prior to disclosure by the Company or was independently developed by Consultant. Consultant shall keep secret and shall not use or attempt to use any confidential information except as may be required in the ordinary course of performing Consultant's Services as a consultant of Company , nor shall Consultant use any confidential information in any manner which may injure or cause loss or may be calculated to injure or cause loss to Company, whether directly or indirectly.

7. COMPANY DOCUMENTATION. Consultant further agrees that during the term of this Agreement, Consultant shall not make, use or permit to be used any Company documentation otherwise than for the benefit of Company. Company documentation includes, but is not limited to, notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data documentation or other materials of any nature and in any form, whether written, printed or in digital format or otherwise relating to any matter within the scope of the business of Company or concerning any of its dealings or affairs. Company documentation shall not include any of the foregoing which is publicly known, was known to Consultant prior to disclosure by the Company or was independently developed by Consultant. Consultant further agrees that he shall not, for one year after the termination of this Agreement (for any reason whatsoever), use or permit others to use any such Company documentation, it being agreed that all Company documentation shall be and remain the sole and exclusive property of Company. Immediately upon the termination of this Agreement, Consultant shall deliver all Company documentation in Consultant's possession, and all copies thereof, to Company at its main office.

8. INDEPENDENT CONTRACTOR. It is expressly understood and agreed that during the term of this Agreement, the Consultant's relationship to Company will be that of an independent contractor and that neither this Agreement nor the services to be rendered hereunder shall for any purpose whatsoever or in any way or manner create, expressly or by implication, any employer-employee relationship, partnership, joint venture or other relationship with Company other than that of independent parties contracting with each other solely for the purpose of carrying out the provisions of the Agreement. Accordingly, Consultant acknowledges and agrees that he shall not be entitled to any benefits provided by Company to its employees (including, without limitation, such items as health and disability benefits). In addition, the Consultant shall have sole and exclusive responsibility for the payment of all federal, state and local income taxes, for all employment and disability insurance and for Social Security and other similar taxes with respect to any compensation provided by Company hereunder. The Consultant further agrees that if Company pays or becomes liable for such taxes or related civil penalties or interest as a result of the Consultant's failure to pay taxes or report same, or due to Company's failure to withhold taxes, the Consultant shall indemnify and hold Company harmless for any such liability. The Consultant shall assume and accept all responsibilities that are imposed on independent contractors by any statute, regulation, rule of law or otherwise. The Consultant is not authorized to bind Company, or to incur any obligation or liability on behalf of Company, except as expressly authorized by Company in writing. Further, the Consultant understands and agrees that the work to be performed is not covered under the unemployment compensation laws and that the
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work to be performed is not intended to be covered by applicable worker's compensation laws.

9. WARRANTIES AND REPRESENTATIONS

      (a) Consultant warrants and represents that:

            (i) He is authorized, empowered and able to enter into and fully perform the obligations hereunder; and

            (ii) The services to be rendered hereunder shall not be in violation of any law, regulation or third party agreement.

      (b) The Company warrants and represents that the Company is authorized, empowered and able to enter into and fully perform the Company's obligations hereunder.

10. MISCELLANEOUS.

      (a) This Consulting Agreement contains, and is intended as, a complete statement of all of the terms of the arrangement between the parties with respect to its subject matter and supersedes all previous negotiations, promises, agreements and understandings with respect to those matters.

      (b) The Consultant represents that his performance of all the terms of this Consulting Agreement does not and will not breach any non-competition agreement and/or agreement to keep in confidence proprietary information, knowledge or data acquired by the Consultant in confidence from other entities besides Company, and the Consultant will not disclose to Company or induce Company to use any confidential or proprietary information or material belonging to any previous employer, client or others.

      (c) No provision of this Consulting Agreement shall be waived, amended, modified, superseded, canceled, terminated, renewed or extended except in a written instrument signed by the party against whom any of the foregoing actions is asserted. Any waiver shall be limited to the particular instance and for the particular purpose when and for which it is given.

      (d) Consultant hereby agrees that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses of the Agreement. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear. Consultant hereby further agrees that the language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either of the parties.

      (e) This Consulting Agreement, the Services to be performed and all rights hereunder
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are personal to the Consultant and may not be transferred or assigned by the
Consultant at any time. Company may assign this Consulting Agreement to its successors and assigns and all rights and obligations under this Agreement will inure to the benefit of and be binding upon such successors and assigns.

      (f) This Consulting Agreement shall be construed and enforced in accordance with the internal laws of the State of New York without reference to its conflicts of laws provisions.

      (g) Consultant agrees that any breach of this Agreement by Consultant will cause irreparable damage to Company and that in the event of such breach Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of Consultant's obligations hereunder.

      (h) Any notice required or permitted to be given hereunder shall be effective when received at the addresses indicated above, and shall be deemed received when delivered to the parties by certified mail, return receipt requested. Any notice, demand or other communications may also be transmitted by telecopier or facsimile and when so transmitted shall be deemed received on the date of its transmission.

      (j) Headings in this Consulting Agreement are for convenience only and shall not be used to interpret or construe its provisions.

      IN WITNESS WHEREOF, the parties have executed this agreement as of the date first above written.


Vital Living, Inc.

   By:___________________

   Its.__________________



____________________
Martin Wallace